Exhibit 10.1
AMENDMENT TO
PROMISSORY NOTE
     THIS AMENDMENT TO PROMISSORY NOTE (this “Amendment”) is made as of December 19, 2008 to that certain Promissory Note dated as of December 31, 2007 in the original promissory note amount of $2,000,000 (the “Note”), made in favor of Immersive Media Corp., an corporation organized under the laws of Ontario province in Canada (“Lender”), by T3 Motion, Inc., a Delaware corporation (“Borrower”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Note.
RECITALS
     WHEREAS, Borrower and Lender desire to amend the terms and conditions of the Note.
     WHEREAS, Borrower and Lender agree that Borrower has already repaid $1.0 million of the Note principal and that the outstanding principal amount under the Note is $1.0 million.
     WHEREAS, Borrower intends to raise $6.0 – 15.0 million in a private placement financing of preferred stock and warrants (“Private Placement Financing”) that is expected to be completed in early 2009.
AMENDMENT
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Maturity Date Extension. The maturity date of the Note shall be amended from December 31, 2008 to March 31, 2010.
     2. Note Acceleration. In the event that the Borrower receives (i) $10,000,000 or more in the Private Placement Financing or (ii) $15,000,000 or more in equity financing at any time after the date of this Amendment and prior to March 31, 2010, the Note shall become immediately due and payable.
     3. Interest; Payables. All interest accrued on the Note and Borrower’s payables to Maddogg of $41,993.00 shall be repaid immediately after Borrower’s receipt of proceeds from a lender of a pending bridge debt financing (“Bridge Noteholder”).
     4. Warrants. Lender shall receive warrants (“Warrants”) to purchase up to 250,000 shares of Borrower common stock, $0.001 par value per share (“Shares”), at $2.00 per Share, for extending the Note, in the manner described herein. The terms of the Warrants shall be substantially similar to the warrants to be issued by the Borrower in its next equity financing. Lender shall receive a Warrant to purchase 50,000 Shares if the Note is not repaid by March 31, 2009. For every month that the Note remains outstanding thereafter, the Lender shall receive an additional Warrant for 16,667 Shares (50,000 divided by 3). For example, if the Borrower has not paid the Note by March 31, 2009, the Lender will receive one Warrant to purchase 50,000 Shares. If the Note remains unpaid by April 30, 2009, the Lender will receive another Warrant to purchase 16,667 Shares.
     5. Conversion Right. Borrower shall notify Lender whenever it conducts an Equity Financing Offer. During the pendency of an Equity Financing Offer but prior to the earlier of (i) the closing of the securities pursuant to the Equity Financing Offer or (ii) withdrawal of such Equity Financing Offer to the applicable offerees, the Lender shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into “Units” of Borrower’s securities at the Conversion Rate (as defined below).
          5.1 “Conversion Rate” means the number of Units issuable upon conversion of any Conversion Amount determined by dividing (x) such Conversion Amount by (y) the Conversion Price.
          5.2 “Conversion Amount” means the portion of the principal and interest of the Note to be converted, redeemed or otherwise with respect to which this determination is being made.
          5.3 “Conversion Price” means $1.65 per Unit.
          5.4 “Unit” shall mean one validly issued, fully paid and non-assessable Share and Warrant to purchase one Share at $2.00 per Share.
          5.5 “Equity Financing Offer” means Borrower’s offer to sell its Common Stock and Common Stock Equivalents to potential third parties; provided that, Equity Financing Offer does not include any offers to employees, officers, directors, or consultants which are pursuant to a stock incentive plan or otherwise compensatory in nature; or offers in connection with acquisitions, non-convertible loans, licenses, or other transactions in which the primary purpose is not to raise capital for Borrower.
          5.6 “Common Stock Equivalents” means any securities of the Borrower which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
          5.7 Mechanics of Conversion. To convert any Conversion Amount into Units on any date (a “Conversion Date”), the Lender shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Pacific Time, on such date, a copy of an executed notice of conversion (the “Conversion Notice”) to the Borrower and (B) surrender this Note to a common carrier for delivery to the Borrower as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). The Borrower shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Lender and the Borrower’s transfer agent, (the “Transfer Agent”). The Transfer Agent shall issue and deliver to the address as specified in the Conversion Notice, a certificate or certificates, registered in the name of the Lender or its designee, for the number of shares of Common Stock to which the Lender shall be entitled. The Borrower shall issue and deliver to the address as specified in the Conversion Notice, a certificate or certificates, registered in the name of the Lender or its designee, for the number of warrants to which the Lender shall be entitled. Once the Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Borrower shall as soon as practicable and in no event later than ten (10) business days after receipt of this Note, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock and Warrants on the Conversion Date.
          5.8 Legend. All securities issued pursuant to the conversion shall bear a legend that reads:
THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.
     6. Adjustment.
          6.1 Capitalization Changes. If the Borrower at any time on or after the date of this Note subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price and warrant exercise price in effect immediately prior to such subdivision will be proportionately reduced. If the Borrower at any time on or after the Closing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price and warrant exercise price in effect immediately prior to such combination will be proportionately increased.
          6.2 Subsequent Financings. From the date hereof until the Note is satisfied, if in connection with an issuance of Common Stock or Common Stock Equivalents for cash consideration (“Subsequent Financing”), the Borrower shall issue any Common Stock or Common Stock Equivalents entitling any person or entity to acquire shares of Common Stock at an effective price per share less than the Conversion Price (subject to reverse and forward stock splits and the like), the Borrower shall decrease the Conversion Price with respect to the shares of Common Stock to the “Discounted Price” (as defined below). The term “Discounted Price” shall mean the Conversion Price reduced by multiplying the then current Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Subsequent Financing plus the number of shares of Common Stock which the offering price for such Subsequent Financing would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Subsequent Financing plus the number of shares of Common Stock so issued or issuable in connection with the Subsequent

Financing. The sale of Common Stock Equivalents shall be deemed to have occurred at the time of the issuance of the Common Stock Equivalents and the Discounted Price covered thereby shall also include the actual exercise or conversion price thereof at the time of the conversion or exercise (in addition to the consideration per share of Common Stock underlying the Common Stock Equivalents received by the Borrower upon such sale or issuance of the Common Stock Equivalents). Notwithstanding anything to the contrary herein, this Section 6 not apply in respect of an “Exempt Issuance.” An “Exempt Issuance” means (a) shares of Common Stock or options to employees, consultants, officers or directors of the Borrower pursuant to any stock or option plan, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, (c) shares issuable to institutional lenders to the Borrower in connection with a loan transaction, and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Borrower.
     7. Joint Venture. Lender shall meet with Ki Nam and any other Borrower employees necessary to work on the joint venture to assist in populating mapping databases of South Korea using Lender’s camera technologies within 60 days of the date of this Amendment.
     8. Legal Fees. Borrower shall pay all reasonable legal fees incurred by Lender in connection with this Amendment.
     9. Existing Terms. Except as provided herein, the Note shall remain in full force and effect.
     10. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Promissory Note to be effective as of the date first above written.
Borrower:
T3 MOTION, INC.

By:	/s/ Ki Nam
Ki Nam, Chief Executive Officer
Acknowledged and agreed by Lender:
IMMERSIVE MEDIA CORP.

By:	/s/ David Anderson

	Name:	David Anderson

Chief Financial Officer